                                                                    EXHIBIT 23.1

                               AUDITORS' CONSENT

The Board of Directors
Trans World Airlines, Inc.:

        We consent to incorporation by reference in the registration statement (No. 333-04977) on Form S-3 of Trans World Airlines, Inc. of our report dated March 24, 1997, relating to the consolidated balance sheets of Trans World Airlines, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related statements of consolidated operations, cash flows and shareholders' equity (deficiency) and the related schedule for the year ended December 31, 1996, the four months ended December 31, 1995, the eight months ended August 31, 1995 and the year ended December 31, 1994, which report appears in the December 31, 1996 annual report on Form 10-K of Trans World Airlines, Inc.

        Our report referred to above, contains an explanatory paragraph that states that the Company's recurring losses from operations and its limited sources of additional liquidity raise substantial doubt about the Company's ability to continue as a going concern. In addition, our report refers to the application of fresh start reporting as of September 1, 1995.


                                         KPMG PEAT MARWICK LLP

Kansas City, Missouri
March 25, 1997